Exhibit 2.2

CERTIFICATE OF MERGER

OF

MAGNOLIA SOLAR ACQUISITION CORP.
a Delaware corporation

WITH AND INTO

MAGNOLIA SOLAR, INC.
a Delaware corporation

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger.

FIRST: The name of the surviving corporation is Magnolia Solar, Inc., and the name of the corporation being merged into this surviving corporation is Magnolia Solar Acquisition Corp.

SECOND:  The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations..

THIRD:  The name of the surviving corporation is Magnolia Solar, Inc., a Delware corporation.

FOURTH:  That the Certificate of Incorporation of Magnolia Solar, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH:  That the merger is to become effective on December 31, 2009.

SIXTH:  The Agreement of Merger is on file at 54 Cummings Park, Suite 316, Woburn, MA 01801.

SEVENTH:  A copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 31st day of December, 2009.

MAGNOLIA SOLAR ACQUISITION CORP.

By:/s/ Zacharey Zenith
Name:    Zacharey Zenith
Title:      President

Magnolia Solar, Inc.

By:/s/ Yash Puri
Name:    Yash Puri
Title:	Executive Vice-President and Chief Financial Officer